Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to BGC Partners, Inc. Amended and Restated Long Term Incentive Plan and BGC Partners, Inc. Class A Common Stock, Restricted Stock Units, and Other Stock-Based Awards of our reports dated March 13, 2009, with respect to the consolidated financial statements and schedules of BGC Partners Inc. and the effectiveness of internal control over financial reporting of BGC Partners Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008 filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

New York, New York

December 18, 2009